On July 24, 2024, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2024 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Adrien de Saint Hilaire BofA Securities David Karnovsky J.P.Morgan Steven Cahall Wells Fargo Equity Research Tim Nollen Macquarie Equity Research Cameron McVeigh Morgan Stanley Research Julien Roch Barclays

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group second-quarter 2024 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time. During this call we will refer to forward-looking statements about our Company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry. As usual, I’ll begin our call with a high-level view of our results and the business overall. Ellen will then provide additional insights on the quarter. And I’ll conclude with highlights at our agencies, to be followed by Q&A. This morning, we are reporting a solid second quarter, highlighted by moderate acceleration of our growth, as well as margin expansion from the same period a year ago. To begin with revenue, second-quarter organic growth before billable expenses came in at 1.7%, bringing organic growth in the first half to 1.5%. In the quarter, we were paced by growth in Continental Europe, LatAm and the U.K., followed by increases in our Other Markets group and the U.S. Each of our three operating segments grew organically from a year ago. And underneath that, consistent with our performance over some time, we were again led by IPG Health and IPG

3 Mediabrands. We saw strong performance as well at Deutsch LA, Golin, and at Acxiom, we saw solid growth in the quarter. Also in keeping with recent quarters, underperformance at our digital specialty agencies weighed on our consolidated growth. That drag was about 1% of organic growth in the second quarter. From the standpoint of client-sector performance, growth was driven by healthcare, food & beverage and consumer goods. Retail was approximately flat. And we saw decreases in financial services, tech & telecom and auto & transportation. As we’ve called out previously, the tech & telecom sector continued to weigh on growth, by approximately 1% organically in the quarter. Most of that decrease was due to the loss of a large AOR assignment with a telco client late last year. For the sake of clarity, I would note that, excluding double-counting, the tech & telco sector and our digital specialists combined weighed on Q2 organic revenue growth by negative 1.7%. Turning to expenses and margin, our teams continue to effectively balance cost discipline with ongoing investment in the evolution of our business. Second-quarter adjusted EBITA margin was 14.6%, an improvement of 40 basis points from a year ago. We had strong leverage on base payroll, which helped drive 180 basis points of operating leverage on salaries & related expenses compared to a year ago. That was partially offset by planned investments in technology, business transformation and senior talent, particularly for centralized platform resources, which resulted in increased office & other and SG&A expense. Diluted earnings per share in the quarter was $0.57 as reported and $0.61 as adjusted for acquired intangibles amortization and a small impact from net business dispositions. During the quarter, we repurchased 2.2 million shares, returning $68 million to shareholders. On our last call with you, we noted that due to a decision by a major and ongoing healthcare client in late March related to their global consumer advertising work, the high-end of the 1% to 2% growth range that we had targeted as we entered the year would not be achievable. As the year has progressed, we are seeing modest incremental uncertainty in the macro environment and in domestic consumer sentiment. Our view is therefore that we expect to achieve approximately 1% organic growth for the full-year, and, with that level of growth, we continue to target adjusted 2024 EBITA margin of 16.6%. Looking ahead, we anticipate that the strongest and most consistent growth areas of our business, such as our data and tech-driven media offerings, specialist healthcare marketing expertise, PR and experiential marketing capabilities are positioned to continue their strong performance. The common thread in the growth of our two largest businesses, IPG Mediabrands and IPG Health, which are also our most successful businesses, has to do with the specialized, high-value services that they provide to marketers. These rely on skillsets

4 that are more technical, reach audiences with greater precision and lead directly to outcomes that we can assess and optimize. As you’ve heard from us in the past, these include audience segmentation work, predictive analytics, and data-driven decisioning, much of it powered by Acxiom, and all of which has been built by in-house engineering talent creating technology solutions that rely on machine learning algorithms and, more recently, newer AI capabilities. The developments we are seeing in generative AI will be equally fundamental to the transformation of a broader set of our offerings. Collaborations with Adobe, Amazon, Blackbird.AI, Getty Images, Google, Microsoft and others have given us secure enterprise access to advanced AI tools and large language models, which are increasingly informing every area of our business, including insight generation, creative ideation and production and work in our earned and experiential communications practices, as well as further enhancing our media and precision marketing capabilities. Over the past 12 months, our progress with these emerging technologies has been significant. The ongoing upskilling of our people has been central to this process. We see this as a strategic imperative and have made it the responsibility of every operating leadership team across the Company. Generative AI produces foundational capabilities and new canvasses for us to work more expansively with our clients. Over time, this offers the promise of reigniting many of our creative offerings as engines of value creation. As you heard last quarter, we recently became the first company to unite all facets of the content supply chain by integrating Adobe’s GenStudio AI product into our marketing technology platform, the IPG Engine. That engine sits at the enterprise level and is a unified set of standards, practices and technology layer, which in turn is built on consumer insights at scale fueled by our Acxiom data and identity products. It seamlessly connects media strategies and targeting — including predictive modeling of what we call high-value audiences — to creative concepts and messaging across all marketing disciplines. We then move from data all the way through activation, by which we mean the production and dissemination of campaigns, whether on marketing technology platforms, in earned media or in paid media investments, across all formats and channels. Our engine then analyzes the impact of this activity for purposes of attribution and optimization. This allows us to do with our communication strategies, creative assets and all forms of marketing activity what we’ve been doing in media, which is true personalization at scale. This is an end-to-end solution which helps our clients better engage, convert and retain customers through the entire funnel, assessing and understanding the value of their investments across media, marketing and sales channels. In a world in which data-driven audience insights are key to delivering performance for our clients, and one in which AI will play an increasingly important role, access to high- quality, proprietary data at scale will be essential to success. Acxiom continues to have the industry’s top-performing audience data to engage with customers at an individual level, without the need for cookies or other proxies. Our tech stack and marketing

5 engine optimize performance using this global data spine of 2.5 billion real people, with Acxiom ID attributes that are meaningfully greater than those available from any other industry data set, and which we can match to significantly more global device IDs than our closest competitors. The Engine and Acxiom are now core to every significant engagement across the Company and helped power many of the new business wins I’ll cover later in my remarks. Now, though, let’s turn things over to Ellen for a more detailed view of our quarterly results.

6 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you, Philippe. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning with the highlights on slide 2 of the presentation, our second-quarter revenue before billable expenses, or net revenue, was flat from a year ago, with an organic increase of 1.7%. Our organic net revenue increase was 1.3% in the U.S. and was 2.6% in our international markets. Over the first six months of the year, our consolidated organic revenue increase was 1.5%. Second-quarter adjusted EBITA was $338.9 million, an increase of 2.6% from a year ago, and our margin was 14.6%, compared with 14.2% a year ago. Our diluted earnings per share was $0.57 cents as reported and $0.61 cents as adjusted. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles and a non-operating gain on sales of certain small, nonstrategic businesses. It is important to note that our EPS in last year’s second quarter included the benefit of $0.17 per share related to the settlement of normal-course federal income tax audits. We repurchased 2.2 million shares during the quarter and 4.1 million shares in the first half of the year. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to second-quarter revenue in more detail, on slide 4: • Our net revenue in the quarter was $2.33 billion: o Compared to Q2-23, the impact of the change in exchange rates was negative 60 basis points. o Our net divestitures were 1.2%. o Our organic growth of net revenue was 1.7%. • For the six months, our organic increase was 1.5%. In terms of client sectors in the second quarter, our growth was led by very strong performance in healthcare and in the food & beverage sectors. Consumer goods and our “Other” category of public sector and diversified industrials also grew in the quarter. Retail was approximately flat. Going the other way, we saw decreases in the financial services, tech & telecom and auto & transportation sectors. Lower revenue in the auto sector was due to a client loss at Mediabrands at the end of last year and lower spend from existing clients.

7 The bottom of this slide is a look at our segments: • Our Media, Data & Engagement Solutions segment increased organically by 80 basis points. We again saw strong growth at our media businesses, though that performance was largely offset by decreases at our digital specialist agencies, as Philippe noted, and by decreased revenue at MRM. • Our Integrated Advertising & Creativity Led Solutions segment increased organically by 3.0%. We were led by strong growth at IPG Health and Deutsch LA. • At our Specialized Communications & Experiential Solutions segment, organic growth was 1.3%, led by very strong performance at Golin in public relations, while our experiential group decreased in the quarter, largely due to cost- cutting by a major client at Jack Morton. Moving on to slide 5, organic net revenue growth by region: • The U.S. was 66% of net revenue in the quarter and grew 1.3% organically. We were led by strong growth at IPG Mediabrands and IPG Health. We also saw notable contributions to growth from Deutsch LA, our PR offerings and Acxiom. That was partially offset by headwinds at our digital specialists, decreased revenue at MRM and the loss of a telecom client at McCann late last year. • International markets were 34% of net revenue in the quarter and grew 2.6% organically: o The U.K. grew 3.4% organically. We were led by growth at our creative agencies and by growth in media and Golin in public relations. o Continental Europe grew 6.3% organically in the quarter, led by strong performance at McCann that included new business wins as well as increases with existing clients. We had growth at each of our largest national markets. o AsiaPac decreased 2.4% organically. Strong growth in India, where we are the second-largest holding company, was paced by Mediabrands and FCB, but that was more than offset in the region by decreases in most other national markets. o Organic growth in LatAm was 4.1%, led by IPG Mediabrands. We continued to see notably strong growth in Mexico. o In our Other Markets group, which is Canada, the Middle East and Africa, we grew 1.5%, led by growth in the Middle East. It’s worth noting as well that Israel grew in the quarter. Moving on to slide 6 and operating expenses in the quarter: • Our net operating expenses, which exclude billable expenses, the amortization of acquired intangibles and restructuring adjustments, decreased 50 basis points from a year ago, compared with reported net revenue that was flat with last year. • The result was our adjusted EBITA margin expanded to 14.6% from 14.2% a year ago.

8 • As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 66.9%, compared with 68.7% a year ago. o Underneath that result, we lowered our expense for base payroll, benefits & tax, which was 57.8% of net revenue, compared to 59.4% a year ago. o Our performance-based incentive compensation increased slightly as a percentage of net revenue, to 3.5% from 3.4%. o Severance expense was 1.5% of net revenue, which is somewhat elevated from typical levels, and compares with 1.7% of net revenue a year ago. Our actions in the second quarter addressed areas of the business where performance has lagged. o Temporary labor expense was 3.0% of net revenue, compared with 3.2% in Q2-23. o Each of these ratios is presented in the appendix on slide 31. • Also on this slide, our office & other direct expense was 15.4% of net revenue, compared with 14.6%. o Underneath that comparison is planned investment in technology and business transformation. o We continued to leverage our expense for occupancy, which decreased 10 basis points from last year. • Our SG&A expense was 1.2% of net revenue, compared with 60 basis points a year ago. The increase reflects higher levels of strategic investments in senior enterprise leadership and the implementation of centralized platforms. On slide 7 we present the detail on adjustments to our reported second-quarter results in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and, from left to right, steps through to adjusted EBITA and our adjusted diluted EPS: • Our expense for the amortization of acquired intangibles, in the second column, was $20.4 million. • The other adjustments in the quarter are small and related to previous restructuring and sales of nonstrategic businesses. • At the foot of this slide is the bridge per diluted share between EPS as reported at $0.57 to adjusted earnings of $0.61. Slide 8 depicts our adjustments for the six months. Adjusted diluted earnings per share was $0.96 for the period. On slide 9 we turn to cash flow in the quarter: • Cash from operations was $120.7 million, compared with $35.2 million in the second quarter of ’23. Operating cash flow before working capital was $249.1 million, compared with $246.0 million a year ago. As a reminder, our operating cash flow is highly seasonal and can be volatile by quarter due to changes in the working capital.

9 • In our investing activities we used a net $40.4 million, primarily consisting of $34.8 million in cap-ex. • Our financing activities used $451.2 million. This reflects the maturity of our $250 million senior notes in April, which we paid in cash, as well as our regular quarterly dividend and share repurchases. • Our net decrease in cash for the quarter was $383.6 million. On slide 10 is the current portion of our balance sheet. We ended the quarter with $1.55 billion of cash and equivalents. Slide 11 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter end was $2.9 billion. Our next maturity is not until 2028. In summary, on slide 12, our strong financial discipline continues, and the strength of our balance sheet and liquidity mean that we remain well-positioned both financially as well as commercially. I would like to express my gratitude for the efforts of our people. And with that, I’ll turn it back to Philippe.

10 Mr. Krakowsky: Thank you, Ellen. As I mentioned earlier, our organizational structure continues to evolve, and we are working at pace to enhance the parts of our business that are growing and also to address underperforming areas of the portfolio. Going forward, we’re going to continue to move to more holistic solutions and make greater precision and performance a part of all of our service offerings. Our interactions with major marketers will also increasingly be guided by senior functional and client leaders at the corporate IPG level. This ensures that we are connecting more of the portfolio to horizontal platform capabilities such as data, commerce, media activation and production. The common denominator across our strategic priorities is to broaden the range of business issues that we can help clients address with our best-in-class assets. Our goal is to continue to become a more strategic partner, supporting client needs as they seek to derive more value from connecting marketing and technology in order to power their businesses. An example of this is retail media, which is one of the prominent growth sectors we’ve mentioned to you previously. As more retailers build digital media networks and increase their call for standards, and as marketers look to increase investment in this dynamic space, we see this as a promising area of growth. IPG’s Unified Retail Media Network Solution, which is housed within Mediabrands and grounded in Acxiom data, is differentiated in the market because it allows our clients to evaluate their brands’ retail media buys across audience, measurement, optimization and business intelligence criteria, so as to determine which retail networks are performing best for their business objectives. This solution played a significant part in our successful defense and expansion of our assignment for Ulta Beauty during the quarter. Ulta Beauty selected a bespoke unit within our Mediabrands network, which includes teams from Mediahub, KINESSO and Acxiom, to handle Ulta’s media needs in programmatic, addressable and social, as well as the marketer’s retail media unit, UB Media, which had formerly been serviced by a competitor. The client specifically noted the combination of a creative and data-driven approach as assets in fostering connections with Ulta Beauty consumers, ensuring consumer engagement and delivering business-building results. Another significant win announced earlier this week will see us take on creative, production, shopper and PR/earned media responsibility for driving growth for a number of Kellanova’s iconic priority brands. This is the result of an integrated offering combining FCB globally, Weber and Momentum, supported by MullenLowe and The Martin Agency in key international markets and on certain brand assignments. And as mentioned, our production capability and the IPG Engine also played important roles in our proposal to the client.

11 Notable wins in the quarter saw generative AI search platform Perplexity appoint UM as its media agency of record, after Levi’s had consolidated its global media account with UM, which builds on our four-year relationship between UM and Levi’s in the Americas. UM was also named media AOR by Alliance Pharma. Reckitt tapped McCann Content Studios, a core component of our production offering, as its social and influencer agency of record for its U.K. health brands. At General Motors, Buick appointed McCann Worldgroup China as its full-service agency. Another of our core multinational clients, Unilever, named Golin its global PR agency of record for laundry detergents. Top American champagne maker Korbel chose Carmichael Lynch its media and brand AOR. Deutsch LA, as we mentioned earlier, continued to expand its relationship with Adobe to include social work for its GenAI app Firefly, Acrobat, Photoshop and other brands. Weber Shandwick was selected by 5-hour Energy as its partner on creative, media relations, social media and influencer strategy. And Mazda Canada named FCB/SIX to lead its strategy, creative and tech work for CRM. Of course, even in a world where technology and platform capabilities are so essential, creativity remains at the heart of what many of our clients need in order to build their brands and business. Integrating ideas into audience-led and accountable solutions is a must, but creativity can be a differentiator. And our performance at creative competitions continues to indicate we are well-placed when it comes to the talent and craft required to make work that makes a difference for ambitious marketers. Just last week, the New York Festivals Advertising Awards named Interpublic as its holding company of the year. This is a competition that recognizes our industry’s best and is judged by our peers, which makes it an important hallmark for the quality of our work. In May, we were also honored as “Creative Holding Company of the Year” at The One Show. And at the Cannes Lions Festival of Creativity, our industry’s largest global awards show, Interpublic also outperformed our peers, winning ten of the festival’s highest honors, the Grand Prix, more than any other company and almost twice as many as the nearest competitor. Notable categories where we won a Grand Prix include gaming, live brand experiences, digital craft and data-enhanced creativity. In terms of client sectors, we won Grand Prix in both the health and pharma categories. Also at the Festival, FCB was named “Regional Network of the Year” in North America for the sixth year in a row, IPG Health was named “Healthcare Network of the Year” for the third consecutive year, and Area 23 won “Healthcare Agency of the Year” for the fourth year in a row. Unique to the public relations arena, Golin and Weber Shandwick both won multiple Grand Prix. Our success going forward rests on our ability to combine this kind of creative excellence and innovative thinking with our deep data and tech capabilities. And that’s a key reason that, during the quarter, we announced we are further unifying our data, engineering, martech and adtech resources under one leadership team. This move more fully aligns Acxiom’s data, identity resolution, and marketing cloud services with the teams responsible for the engineering behind IPG’s integrated marketing engine. Within this centralized technology and data stack, we’re powering workflow, customer experience, media, commerce and production. And by unifying

12 marketing on one platform, we can drive marketing performance for clients in real time, as well as build brands for long-term success. As you know, this combination of data, tech and marketing expertise has been key to our long-term success at IPG Mediabrands. And, while our tech-enabled media offerings are consistently ranked as best-in-class by marketers, during the past 12 to 18 months, we have seen a number of clients place a greater premium on efficiency and costs. Given that marketplace evolution, we have pivoted and are now able to deliver value not only with advanced and effective media solutions, but also through our growing practice in principal media buying. This new component of our media practice will take time to scale fully, but represents an incremental option for media value creation for current and prospective clients, as well as a new avenue for growth for what has consistently been our strongest performing business. As mentioned at the outset of my remarks, we continue to see disparate performance across the portfolio, due in-part to an asset mix that features more concentration in certain traditional practice areas than some of our peers. An area that's become a regular feature of these conversations is the performance of two of our specialty digital agencies, R/GA and Huge. Having made adjustments to the workforce at each of those operations and co-located their headquarters within the IPG Innovation Dock, we are now formally evaluating strategic alternatives for these premium agency brands. The right partner could help unlock greater value for their clients and people. We'll keep you posted on progress in this process as appropriate. And those teams remain focused on delivering the top-tier service and innovative solutions for their clients that they're known for. As you know, we spent a number of years outperforming the sector when it comes to top-line growth and continue to consistently win many of the industry’s most competitive pitches. That said, the challenges we are facing at certain of our agencies, coupled with the shift in the media landscape to principal buying, have led to recent losses that will weigh on our results, particularly as we head into 2025. We have a solid new business pipeline for the remainder of this year and are a finalist in several large, ongoing reviews. These opportunities, organic growth in our existing client base, and accelerating the development of new capabilities in areas such as retail media and commerce, will continue to have our full focus as we look to deliver the best outcome this year and reignite a higher level of growth going forward. In certain high-growth areas where scale would benefit our competitive position and the Company’s overall growth profile, such as commerce, retail media and business transformation, we will also consider M&A as an avenue to effect a more rapid transformation of our portfolio. As mentioned earlier, for the full year, we expect to achieve organic growth of approximately 1% and, at that level, continue to target adjusted EBITA margin of 16.6%. Additional areas for value creation include our strong balance sheet and liquidity, as well as our longstanding and ongoing commitment to capital returns.

13 As always, we thank our partners and our people, as well as those of you on this call. And with that, let’s open the floor to your questions.

14 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question is from Adrien de Saint Hilaire with Bank of America. You may go ahead. Adrien de Saint Hilaire, BofA Securities: Yes, good morning, everyone. Thanks for taking these questions. Hi, Philippe. So first of all, you talked about three factors impacting organic sales growth for the second half. I’m curious: how do you think those factors impact 2025 as well? And then the second question I would have is, Europe has been outperforming the U.S. at IPG, but also at many peers, and that also seems to be true across the ad market. From my seat, that seems a bit counterintuitive, given the different GDP growth in Europe versus the U.S. I’d be curious as to why that is, in your opinion. Philippe Krakowsky, Chief Executive Officer: Sure. The first question I can unpack only, obviously, up to a point. So what I think I would call out for you is we’ve obviously mentioned that, with a number of the recent headline decisions, those are clients who remain very important and sizable partners to us. So the focus here is clearly going to be on delivering the best possible service and solutions, because unlike other “losses,” there’s clearly the opportunity to regrow some of those relationships. And the other thing I would point out is, I think you’re right that, at this point, the impact of wins and losses from a net new business perspective, sitting where we are sitting right now, we’re essentially neutral. We had a pretty sizable string of wins, say, about a year ago. And so the new business headwind is a question for ‘25, and yet we don’t have a budget for ‘25. And it’s kind of early to project that far out, given that we’ve got about a half a year to go. And so I think the focus is going to be the new business pipeline, growing new capabilities with existing clients. Obviously, when that large telco loss, that is maybe 70% of what’s in that segment down, goes away, some recovery in tech would clearly be wind in our sails. And then the strategic assessment of options that we talked about for the digital specialists would also change the math a bit. So I can’t really quantify that for you. I can just give you a sense of what the moving parts are. And then I think I’m going to ask Ellen to step in, because on the Europe question, it gets — you’ve heard us before — it gets very, very specific with us. It’s not a very big region. So it really becomes client-specific in a market that can have an impact. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. Good morning. Yes, Europe is about 9% of our revenue, and we did see growth across all major markets: Spain, Germany, France, in particular. We had some nice wins through our creative agencies, particularly McCann, but we also had growth at IPG Health, and really it was a decent breadth of the portfolio that grew, so both across clients and client sectors. So it has been a relatively strong region for us.

15 Mr. de Saint-Hilaire: Thanks, both. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from David Karnovsky with J.P.Morgan. You may go ahead. David Karnovsky, J.P.Morgan: Hi. Thank you. You spoke earlier — Philippe Krakowsky, Chief Executive Officer: Hey, David. Mr. Karnovsky: Hi — you spoke earlier to some incremental uncertainty and softening in consumer sentiment. Just wanted to see if you could expand on that a bit, what you’re hearing from clients in terms of their level of confidence and investment. And then you also mentioned the capability in principal media as being a factor in reviews over the past 18 months. As you’re now scaling up your offering there, do you see Mediabrands in a better position at this point to compete for new business? Thanks. Mr. Krakowsky: Well, look, I guess I’ll take them in order, so on tone of the business, I would broaden the aperture fairly significantly. And I would say to you that, given the levels of uncertainty that we are seeing across the world — and I’m talking geopolitically, socially, and then the sense that domestically, fiscal policy is kind of stuck in neutral — it stands to reason that the operating environment has become more challenging. And I know that you heard as much from a couple of our competitors. I think we’re all seeing the same thing. Now if I wanted to give you a bit more texture to that or detailed granularity from the kinds of conversations you’re talking about with clients, I don’t think it’s like a year ago where there was this pervasive and almost universal feeling that there was a recession right around the corner. But in the time since the last call that we had with all of you, there is a bit more caution. And the way we see it is, decisions on reviews, decisions on client spend, are either taking a bit longer to be made or delayed with a little bit of a, hey, it’s indefinite, we’ll get back to it. And that’s in certain areas of the business or at some marketers, it’s not across the board. But to the extent that it’s begun to be something that we’re factoring into our thinking, we felt that it needed to be called out.

16 Your principal buying question, look, I think it tracks, and it’s really consistent with discussions that we’ve had with you and with all of you when we see each other in settings unlike this one. We’ve completed the foundational work; that incremental dimension to our media offering is now up and running. It is early. It will need time to ramp up. We will and are approaching clients and media partners in a way that’s measured, because as that part of our buying mix increases steadily over time, we’re always going to be a client-first organization. So it’s essentially a question of which clients want to opt in, which clients want to access the market in this mode. Our media business has been really, really successful for a long time without that. So there are plenty of folks in our portfolio who are part of the franchise because they want the effectiveness, the tools, the data-powered kind of decisioning and the platform approach to it. But in essence, we’re going to be operating with multiple buying models. So we’ll definitely bring principle into pitch situations because we’ve seen circumstances, I’d say going back to — we mentioned a loss of Mediabrands in automotive last year, where clearly the nature and the quality of the product was not in question. And yet that — the premium on efficiency is something that, as the world has become more uncertain, and there’s been a lot of this pressure on client P&Ls, cost of money, this broader uncertainty. So we definitely think it will be a benefit because we’ve seen circumstances where late in a process that’s become a gating item in a decision that obviously didn’t go our way. Mr. Karnovsky: Thank you. Operator: Thank you. Our next question is from Steven Cahall with Wells Fargo. You may go ahead. Steven Cahall, Wells Fargo Equity Research: Thank you. Philippe, that was a lot of helpful context there at the end around the shift in media buying to the more principle-based model and how you’re looking to reposition that with some of the internal changes you mentioned around centralization as well as in organic opportunities in places like retail marketing. Could you just expand on how we should think about the time to do things internally, maybe specifically as it relates to the principal-based media buying you were just discussing? And then, how significant your inorganic opportunity appetite is? I think your last big deal was Acxiom that was very transformative for IPG. Philippe Krakowsky, Chief Executive Officer: Last? I’m kind of going for folks who’ve been following us, probably if you look at like a 20-year horizon only. But, yeah —

17 Mr. Cahall: Yeah, that’s true. So only — and you’ve delevered really quickly from that, or at least shown that you can delever as needed. So it sounds like you’re kind of teeing up potentially some bigger M&A to come. So I just want to make sure I’m understanding that correctly and that we’re thinking about that correctly. And then, where do you kind of think about the trend for creative in all this? I think some of our concern is that, while creative is never going to go away, it’s maybe being devalued, whether it’s due to retail marketing expansion or whether it’s just due to some of the AI capabilities that makes it a little cheaper. It’s still a big part of the business. So where do you see the future of the creative part? Thank you. Mr. Krakowsky: Sure. That’s a lot. So on principle, it will take, as I said, some time. We’re very focused on it. We’re — obviously, you have to go into the market, you have to engage with the media owners and secure the inventory in that way. You’ve got to get clients who opt into the model and understand the benefits. And then, obviously, that volume yields a kind of benefit. So I think that that will be range and bearing over the course of the next year. And we’re going to go — we’re going to move thoughtfully but at pace, as I said about a few other things. On your M&A question, I think what I would say to you is that, I do talk a bit about how our asset mix doesn’t tilt as heavily to some of these, at least in terms of scale. The capability sets are there. We show up and win with them. But whether it’s that scale is valued by certain kinds of clients, because you can sort of show up with something that’s a very comprehensive solution, and — again, efficiency, not even in the media space — but also, clearly, the more sail to wind that you have, the better it is. So we are going to look in commerce, in retail media, in particular. And then, I guess, the business transformation, but I would define it as further down the stack: sort of less focused on the comms side and more on engineering and how can you help clients rework processes so that they can be much more digital in the ways that they work, including their marketing. So I think those are areas where we will probably look for inorganic opportunities. And look, you know us very well: we’re very thoughtful about how we approach M&A. That’s not going to change. We’re very balanced in that. As you said, we delevered very quickly. We were very transparent with you about why we were doing it and how we were going to do it, given the scale of it. But I think that you could change the growth profile of the business with something out there, or maybe one or two things, that might not be at the scale of what we did with Acxiom, but they’re clearly going to be larger than the very modest kinds of deals that we’ve been known for for some time. So hopefully that helps unpack the thinking. And no, I forgot: and then you had the creative question. I guess my observation for you is that creative is still very important, and a big idea still matters. If you look at the Kellanova news this week — clearly a client who we’re excited about, because they believe that big ideas can have a big impact for them in terms of driving growth and

18 what their mission is coming out of their spend — so I think that creative is important, but it is important that you integrate it, that you basically figure out how — FCB has done a terrific job for us — to plug into the data stack, get more precise about what you do and have that in essence incorporated into your strategy and have your strategy be about where business opportunities sit and where business outcomes can be driven. And then you engage all of the deep understanding of brands and the craft around creativity, and then you can actually have pretty good outcomes, right? And so I think there’s a way. And then I think the other thing, as I said at the outset also, is, if you incorporate certain components of what GenAI tools provide, and you can take creativity and bring it to bear in a lot of new ways, you can sort of do ideation faster and get to hypotheses — good hypotheses, better hypotheses — faster. You can democratize creativity and distribute it in ways that reach a lot of your clients, ancillary audiences that you might — or partners — that you might not have been able to do in the past. So we’re still focused there. We probably — as I said, that’s one of those — might we have more exposure to traditional relative to some of our peers? Yes. And the question is going to be a version of both what I said, which is, we’re going to look at underperformance and think about what needs to be addressed or streamlined, but we’re also going to keep pushing them to transform. Mr. Cahall: Thanks for all that color, Philippe. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from Tim Nollen with Macquarie. You may go ahead. Tim Nollen, Macquarie Equity Research: Thanks. Philippe, I wonder if you could comment, please, on the news this week that Google is not going to be deprecating cookies. And I’m asking — I’m interested in IPG’s perspective in particular because of all the work you do with Acxiom and first-party data and all the good stuff there. So I’m just curious: it seems like this is sort of a positive for the ad industry and that the risk of major disruption seems to have gone away. But for you guys, I wonder, is it positive or is it maybe a little less positive than if cookies had been removed, and all the great stuff that Acxiom can do with first-party data is maybe not quite as important as it was before? Just don’t know how to interpret the news. Thanks. Philippe Krakowsky, Chief Executive Officer: Well, stop-start, stop-start, right? So it is not necessarily unexpected at this point that something that they have announced and, kind of, pulled back on and redefined. And

19 even now, I don’t know that we know exactly how it’s going to play out. I think you’ve heard us say for a long time that we feel very comfortable with and prepared for a world where proxies go away. And I think you’re right that that would be a world in which Acxiom would be even more valuable to clients. And so, when GDPR rolled out, we lost less than 1% of our data, which I think speaks to the quality of what’s there and then the know-how in the first-party data management space. So we would be more than happy — I think you’re right —we would welcome and it would probably be a modest accelerant if that band- aid eventually gets fully ripped off. But what the stop-start of it has done is that it’s made it really clear to clients that they need to take control of their first-party data, and they need to have a lot more agency and autonomy when it comes to that. So in a lot of conversations with clients, including some of the wins that we called out, that complexity and the understanding that we can help figure, help them figure out, how to build and own their own ID graph means that we’re still seeing the benefit of it, and we’re still seeing opportunity from it. And I think everybody’s gotten used to the lack of clarity about whether or when it’s really going to fully happen. You’re right: I mean, if we finally cross that line, it would be a modest incremental upside to us. Mr. Nollen: Okay. Yeah, complex topic. I appreciate the color. Thanks. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from Cameron McVeigh with Morgan Stanley. You may go ahead. Philippe Krakowsky, Chief Executive Officer: Hi, Cameron. Cameron McVeigh, Morgan Stanley Research: Thank you. Hey, Philippe. You mentioned a bit earlier about personalization at scale with AI. I’m curious if you’re currently seeing any impact on creative revenue from AI tools and what the potential opportunity looks like to increase the total volume of creative output and what success ultimately looks like to you when implementing some of this GenAI technology. Thanks. Mr. Krakowsky: Sure. Hey, look, I think personalization — math personalization, personalization at scale, done right — the demand for that is going to be significant for some time, right? Because I think we’ve all gotten used to sort of a world where you say, marketers always need more of everything. So I would break down the AI thing maybe into a

20 couple of buckets. I’d say to you that there are parts of our business where AI has been core to what we do for some time, right? And we talk about that: media, data, performance. And so there it’s going to help us keep up with a very, very rapid rate of change and, I think, further accelerate what are already our most successful businesses. Then, areas where platform and tech solutions are required, like production and commerce and CRM, I think GenAI is an incremental opportunity, because I can’t think of any client who doesn’t leave activities that they know need doing undone due to some kind of constraint, right? So either the tech is limited, the output isn’t what you want it to be, there are budget limitations, you don’t have the right talent. So even as you see some of the economics of this, you’re kind of going, okay, the unit cost of whatever asset we’re talking about goes down, but the resources can be reinvested. We’ve seen this in our media business, where tech allowed us to become a higher-value partner to clients. And you saw that in the scale of engagements. You saw that in — because we had highly skilled folks with skillsets that clients couldn’t find anywhere else. What we were able to, in essence, command in the way of the labor hours get redistributed and they go upstream. So I think what you’re going to see is resources get reinvested. The nature of the work changes; the nature of the talent evolves. And then what folks in our space bring, and some of our clients who are very, very sophisticated say, we need people with a lot of experience, people who bring terrific judgment and understand how to use all these tools. We need your objectivity. In some cases, I think we also have the ability to sell tools and tech, whether it’s the licenses or something SaaS-like there. And then I think the last thing I’d point out is, back to the prior question, quality of data at scale is going to be really important because once everybody begins to have all of these — the same tool set — then how you build and train the models and what you actually are able to give them, that is unique data from which to — Because you’re going to be bringing a lot of the discipline that you’ve got in the more quanty areas of the business to the content creation and the creative part of the business. So again, there’s a ways to go, but we do see areas — I mean, right now, we’re actually doing a lot of not only insisting that our folks get trained, but we’re doing a lot of training for our clients, and that’s become a line of business for us. So I can’t tell you with clarity that it’s going to be X percent this and it’s going to be X percent that, but these are all places where we’re seeing conversations and opportunities showing up. Mr. McVeigh: That’s helpful. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. And our last question comes from Julien Roch with Barclays. You may go ahead.

21 Julien Roch, Barclays: Yes, good morning, Philippe, Ellen and Jerry. Thank you for squeezing me in. The first one is, can we get organic on a revenue basis rather than net sales? Publicis gave us both for the first half ’24. Second question is, are your production capabilities unified under one roof like Publicis, WPP and Omnicom, and how many employees do you have in production? And then lastly, why move to 1% rather than a range? Q4 is an adjustment quarter. So 1% is surprisingly precise to me. Does 1% actually mean more like 0.7% to 1.3%, or is it really 1% on the dot? And, Philippe, before you answer, I’m afraid I have to correct you: as a patented French wine snob, there is no such thing as “American champagne.” Philippe Krakowsky, Chief Executive Officer: That — vous avez raison, but you know what, it’s what we call it here. So I don’t know what to tell you. So, on production, we have a global integrated production engine. In the last three, four years, it’s evolved, because production used to be about creativity, and it’s obviously become far more strategic. And you’ve heard us talk quite a bit about the way in which we are moving to scaled platform services, data, the engineering talent, centralized media activation, retail media and commerce. So production has been moving along that track for us for a while. It is very strategic. It has to be very upstream. And the connectivity to what we do with Acxiom, what we do with the KINESSO teams, what we now do with the Adobe GenAI Studio, so that we can tag and get the right taxonomy sitting underneath that, and go sort of from data all the way through to audiences, all the right formats to push it out, not just in the adtech ecosystem, but across martech and earned media and then optimize in flight while it’s live. So, I called out what we’ve just — and the win with Reckitt; obviously, it was part of the work that we’ve just won with Kellanova — so I think there is still going to be the need to — we still have a few outliers here and there that have built specific production capabilities, either with deep digital expertise or with some kind of domain expertise. But we’re well down the way to having that operate as a unified whole. So that’s one question. I’m not sure I understood the first question, because I’m not — I’ll take a look at what — I didn’t know that we were putting our organic growth number out in any way that was different than somebody who was also reporting on a net basis. And then what was the middle question? Remind me, I apologize. Because you — Mr. Roch: So, the last question is: why move to 1% rather than a range, with Q4 being an adjustment quarter? 1% sounds surprisingly precise. So do you actually mean more like 0.7% to 1.3% when you say 1%? Or is it really 1% precisely?

22 Mr. Krakowsky: We said “approximately.” I mean, I think we had taken 2% off the table the last conversation, which — you know, we’re always very direct. And there’s definitely a bit more chop in the water at the moment. It feels like there’s a measure of uncertainty that has worked its way back into conversations since three months ago. And so when we say approximately 1%, that feels to us like there’s still some ranginess to that. But, it’s only the middle of the year. So it feels to us as if — we’re not being that precise; we’re telling you that it’s kind of — it’s moved from 1% to 2% to closer to 1%. Mr. Roch: Okay. All right. Very clear. Thank you very much for taking the time for my questions. Mr. Krakowsky: Thank you. Operator: Thank you. And I’ll now turn the call back to Philippe for any final thoughts. Philippe Krakowsky, Chief Executive Officer: Thank you, Sue. We appreciate the time and the interest. We look forward to updating you again in October. Thank you. Operator: Thank you. That does conclude today’s conference. You may disconnect at this time.

23 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. Actual results and outcomes could differ materially for a variety of reasons, including, among others: • the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition; • our ability to attract new clients and retain existing clients; • our ability to retain and attract key employees; • risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates; • the economic or business impact of military or political conflict in key markets; • the impacts on our business of any pandemics, epidemics, disease outbreaks or other public health crises; • risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy; • potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments; • developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy; and • the impact on our operations of general or directed cybersecurity events. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2024				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Gains on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 318.2	$ (20.4)	$ (0.3)		$ 338.9
Total (Expenses) and Other Income[3]	(22.5)			$ 2.1	(24.6)
Income Before Income Taxes	295.7	(20.4)	(0.3)	2.1	314.3
Provision for Income Taxes	75.6	4.2	0.1	(0.6)	79.3
Equity in Net Loss of Unconsolidated Affiliates	(0.5)				(0.5)
Net Income Attributable to Non-controlling Interests	(5.1)				(5.1)
Net Income Available to IPG Common Stockholders	$ 214.5	$ (16.2)	$ (0.2)	$ 1.5	$ 229.4
Weighted-Average Number of Common Shares Outstanding - Basic	376.3				376.3
Dilutive effect of stock options and restricted shares	2.4				2.4
Weighted-Average Number of Common Shares Outstanding - Diluted	378.7				378.7
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.57	$ (0.04)	$ (0.00)	$ 0.00	$ 0.61
Diluted	$ 0.57	$ (0.04)	$ (0.00)	$ 0.00	$ 0.61

[1] Primarily relates to gains on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2024				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 502.4	$ (41.1)	$ (0.9)		$ 544.4
Total (Expenses) and Other Income[3]	(46.1)			$ (4.7)	(41.4)
Income Before Income Taxes	456.3	(41.1)	(0.9)	(4.7)	503.0
Provision for Income Taxes	122.9	8.4	0.2	(1.7)	129.8
Equity in Net Loss of Unconsolidated Affiliates	(0.2)				(0.2)
Net Income Attributable to Non-controlling Interests	(8.3)				(8.3)
Net Income Available to IPG Common Stockholders	$ 324.9	$ (32.7)	$ (0.7)	$ (6.4)	$ 364.7
Weighted-Average Number of Common Shares Outstanding - Basic	377.4				377.4
Dilutive effect of stock options and restricted shares	2.3				2.3
Weighted-Average Number of Common Shares Outstanding - Diluted	379.7				379.7
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.86	$ (0.09)	$ (0.00)	$ (0.02)	$ 0.97
Diluted	$ 0.86	$ (0.09)	$ (0.00)	$ (0.02)	$ 0.96

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Revenue Before Billable Expenses	$ 2,327.1	$ 2,328.5	$ 4,510.0	$ 4,505.4
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	$ 214.5	$ 265.5	$ 324.9	$ 391.5
Add Back:				
Provision for Income Taxes	75.6	10.6	122.9	44.4
Subtract:				
Total (Expenses) and Other Income	(22.5)	(32.1)	(46.1)	(54.4)
Equity in Net (Loss) Income of Unconsolidated Affiliates	(0.5)	0.7	(0.2)	0.6
Net Income Attributable to Non-controlling Interests	(5.1)	(3.2)	(8.3)	(9.3)
Operating Income	318.2	310.7	502.4	499.0
Add Back:				
Amortization of Acquired Intangibles	20.4	21.2	41.1	42.1
Adjusted EBITA	$ 338.6	$ 331.9	$ 543.5	$ 541.1
Adjusted EBITA Margin on Revenue before Billable Expenses %	14.6 %	14.3 %	12.1 %	12.0 %
Restructuring Charges	0.3	(1.7)	0.9	(0.1)
Adjusted EBITA before Restructuring Charges	$ 338.9	$ 330.2	$ 544.4	$ 541.0
Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses %	14.6 %	14.2 %	12.1 %	12.0 %

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

26

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 310.7	$ (21.2)	$ 1.7		$ 330.2
Total (Expenses) and Other Income[3]	(32.1)			$ (4.1)	(28.0)
Income Before Income Taxes	278.6	(21.2)	1.7	(4.1)	302.2
Provision for Income Taxes	10.6	4.2	(0.4)	0.1	14.5
Equity in Net Income of Unconsolidated Affiliates	0.7				0.7
Net Income Attributable to Non-controlling Interests	(3.2)				(3.2)
Net Income Available to IPG Common Stockholders	$ 265.5	$ (17.0)	$ 1.3	$ (4.0)	$ 285.2
Weighted-Average Number of Common Shares Outstanding - Basic	385.7				385.7
Dilutive effect of stock options and restricted shares	2.0				2.0
Weighted-Average Number of Common Shares Outstanding - Diluted	387.7				387.7
Earnings per Share Available to IPG Common Stockholders[4,5]:					
Basic	$ 0.69	$ (0.04)	$ 0.00	$ (0.01)	$ 0.74
Diluted	$ 0.68	$ (0.04)	$ 0.00	$ (0.01)	$ 0.74

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a loss related to the sale of an equity investment.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

[5] Basic and diluted earnings per share, both As Reported and Adjusted Results (Non-GAAP), includes a positive impact of $0.17 related to the settlement of U.S. Federal Income Tax Audits for the years 2017-2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

27

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 499.0	$ (42.1)	$ 0.1		$ 541.0
Total (Expenses) and Other Income[3]	(54.4)			$ (8.3)	(46.1)
Income Before Income Taxes	444.6	(42.1)	0.1	(8.3)	494.9
Provision for Income Taxes	44.4	8.4	(0.1)	1.4	54.1
Equity in Net Income of Unconsolidated Affiliates	0.6				0.6
Net Income Attributable to Non-controlling Interests	(9.3)				(9.3)
Net Income Available to IPG Common Stockholders	$ 391.5	$ (33.7)	$ 0.0	$ (6.9)	$ 432.1
Weighted-Average Number of Common Shares Outstanding - Basic	385.8				385.8
Dilutive effect of stock options and restricted shares	1.8				1.8
Weighted-Average Number of Common Shares Outstanding - Diluted	387.6				387.6
Earnings per Share Available to IPG Common Stockholders[4,5]:					
Basic	$ 1.01	$ (0.09)	$ 0.00	$ (0.02)	$ 1.12
Diluted	$ 1.01	$ (0.09)	$ 0.00	$ (0.02)	$ 1.11

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a loss related to the sale of an equity investment.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 26.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

[5] Basic and diluted earnings per share, both As Reported and Adjusted Results (Non-GAAP), includes a positive impact of $0.17 related to the settlement of U.S. Federal Income Tax Audits for the years 2017-2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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